Exhibit 23.5

April 30, 2007

Wuxi Pharma Tech BVI Inc

288 FuTe ZhongLu

WaiGaoQiao Free Trade Zone

Shanghai 200131, PRC

CONSENT OF INDEPENDENT APPRAISER

American Appraisal China Limited (“AAC”) hereby consents to the references to AAC’s name and value conclusions for accounting purposes, with respect to its appraisal reports addressed to the board of Wuxi PharmaTech BVI Inc. (the “Company”) dated April 29, 2007, in the Company’s Registration Statement on Form F-1 to be filed with the U.S. Securities and Exchange Commission. AAC also hereby consents to the filing of this letter as an exhibit to the Registration Statement.

AMERICAN APPRAISAL CHINA LIMITED

/s/ James Kwok
Name: James Kwok
Title: Senior Vice President